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                                                                    EXHIBIT 10.5

                                SERVICE CONTRACT



                                     between




                        [COLLINS & AIKMAN PRODUCTS GmbH]

                   (hereinafter referred to as the "COMPANY")


                                       and



                                 MR. BRIAN BATEY

              (hereinafter referred to as the "MANAGING DIRECTOR")




By a resolution of the shareholders meeting dated [...............], Mr. Brian
Batey has been appointed as managing director of the Company.

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1.       MANAGEMENT AND REPRESENTATION

         The rights and duties of the Managing Director are governed by the law, the articles of association of the Company, this service contract and [the rules of procedure, which may be adopted by the Company at any time]. The Company may modify or limit the Managing Director's power of representation at any time.

2.       TRANSACTIONS REQUIRING APPROVAL

         The scope of the power of representation and signing authority of the Managing Director are governed by the articles of association, [the rules of procedure] and relevant shareholders resolutions.

3.       DUTIES AND ACCOUNTABILITY

3.1 During the term of this Agreement, the Managing Director shall provide services as Geschafisfuhrer of the Company in the position of President European Automotive Interior Systems. The Managing Director shall be in a position to fulfil his statutory obligations and to continue to perform his duties as Managing Director of the Company at any time.

3.2 The Managing Director shall carry out the business of the Company with the care of a prudent businessman and conscientiously fulfill the obligations laid down by statute, the articles of association, the rules of procedure, and this service contract. Notwithstanding his claims for remuneration under clause 4, the Company may release the Managing Director from the performance of his duties at any time in whole or in part.

3.3 The Managing Director shall observe the rights and obligations of an employer within the meaning of the employment and social security regulations.

3.4 The Managing Director shall inform the Company on a regular basis of all facts and circumstances known to him which materially concern the business or profitability of the Company.

3.5      The Managing Director is currently also acting, with the Company's consent, for the following companies: [...........................].

4.       BASE SALARY

4.1 The Company shall pay to Managing Director base salary at an annual rate of not less than GBP 200,000 during the term of his employment hereunder. Such amount shall be reviewed annually by the shareholders of the Company and may be increased in the sole discretion of the shareholders.

4.2 Each time the exchange rate of British Pounds to Euros has increased or decreased by five percent (%5) or more from 1 Euro equals 0.6 pound sterling as of the date hereof or the exchange rate as of any adjustment date under this clause (as the case may be), Managing Director's base salary and automobile allowance shall automatically be adjusted so that following such adjustment Managing Director shall be receiving the substantially equivalent base salary and automobile allowance expressed in Euros.

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5.       BONUS/STOCK OPTIONS

         The Company does not grant a Bonus. During the term of Managing Director's services hereunder, Managing Director shall however be eligible to participate in the Collins & Aikman Products CO. annual Executive Incentive Compensation Plan (the "EIC Plan") in accordance with the applicable provisions of the EIC Plan. Bonus details are attached (APPENDIX A) for information purposes. For the avoidance of doubt the Company itself is not the contractual partner of the Managing Director with regard to the EIC Plan and is not a guarantor for any Bonus.

         The Company does not grant stock options to the Managing Director. Managing Director shall, however, be eligible to participate in the Collins & Aikman Corporation Employee Stock Option Plans (collectively, the "Option Plan") (APPENDIX B) which is attached for information purposes. The vesting of stock options granted to Managing Director under the Option Plan upon termination prior to the expiration of the term of the Agreement and other terms in connection with stock options are stipulated in the Option Plan and its additional documents which are governed by the laws of Delaware.

         If a German court might apply German law under principles of conflicts of laws and if any clause regarding the vesting or compensation of options is nevertheless deemed contrary to public policy (sittenwidrig i.S.d ss. 138 BGB) by the German court in the context of German law, the following shall apply: the legal consequence shall be that the relevant clause is not deemed to be completely void. Instead of full compensation for the assignment of his interests or the lapse of any options, the Managing Director shall be compensated only up to the amount which would - in a legal sense - be necessary that the clause complies with public policy and is therefore still good in law (Anpassung an das noch zulassige Ma(beta))].

5.2 The Managing Director undertakes, to disclose to the local social or tax authorities any remuneration he receives form the Company or a Group Company, if he is requested to do so by local authorities or if he is legally obliged to do so in the context of his own income tax return.

6.       BENEFITS AND PERQUISITES

6.1      General.

         Managing Director shall be entitled to such fringe benefits and perquisites, and to participate in such benefit plans as are generally made available by COLLINS AIKMAN Products CO. to it executives during the term. These Benefits include Pension scheme, BUPA coverage, life insurance and appropriate annual holidays. Any supplemental retirement benefit or pension promise (Pensionszusage) by COLLINS AIKMAN Products CO., however, are not granted by the Company.

6.2      Remuneration in the event of incapacity to work and death

         In the event of sickness or other incapacity to work of the Managing Director through no fault of his own, the remuneration as per Clause 4 [Base Salary] shall continue to be paid to the Managing Director for a period of six months, however, for a maximum of 130 working

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         days within any one period of 12 months. The Managing Director shall comply with the Company's rules on notification and evidence of absence due to illness or injury, as amended.

6.3      Company Automobile

         The Company shall furnish to Managing Director a monthly automobile allowance of GBP 1,000 (grossed up for applicable taxes) and shall reimburse Managing Director for normal gasoline and maintenance charges for the operation thereof, subject to proper allocation of personal use for income tax purposes.

6.4      Reimbursement of Expenses

         The Company shall reimburse Managing Director for all reasonable travel, entertainment and other reasonable business expenses reasonably incurred by Managing Director in connection with the performance of his duties hereunder, provided that Managing Director furnishes to the Company adequate records or other evidence respecting such expenditures.

7.       BUSINESS SECRETS

7.1 The Managing Director undertakes, both during the term of this service contract and after its termination, not to use or disclose to others, directly or indirectly, any business secrets, unless the Managing Director is under a legal obligation to disclose specific information, or the Company has given its prior written consent to such use or disclosure. This restriction shall not apply to information which may have come into the public domain other than through unauthorised disclosure by the Managing Director.

7.2 "Business secrets" are all operational or business matters and other confidential information of a Group company or third party for which a Group company is responsible, or in respect of which a Group company has an obligation not to disclose information which it may have obtained in the course of the customer relationship.

7.3 The Managing Director may not, outside the ordinary course of business, copy or reproduce in another manner any documents, floppy discs, cassettes or other data carriers of any kind.

8.       TERM AND TERMINATION

8.1 The Company hereby agrees to employ the Managing Director, and the Managing Director hereby accepts employment commencing August 1, 2000. The agreement runs for an undefined period and may be terminated at any time by either party by giving (3) three months notice. In this case three months after notice of termination the service agreement expires (expiration of agreement). Either party may at any time terminate this Agreement for important cause without notice (Kundigung ous wichtigem Grund).

8.2 Any removal from office of the Managing Director by means of a shareholders resolution (Abberufung) shall also constitute a termination of this service contract by the Company with effect as on the earliest possible date.

8.3 Notwithstanding clause 8.1, this service contract will automatically expire on the day on which the Managing Director reaches the age of 65.

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8.4      Any notice of termination must be in writing.

8.5 If either party gives notice of termination, the Company may revoke the appointment of the Managing Director with immediate effect. In the event of a termination by the Company, the Managing Director may, at the Company's sole discretion, be put on leave (Suspendierung) until the expiry of the notice period, any outstanding claim to vacation being set off. The contractual remuneration will continue to be paid during such period. During the period of leave and the term of this service contract, any other activity for remuneration, such as being a member of advisory or advisory boards, is subject to the express prior written consent of the Company and the shareholders. The Company may require that during the leave, the Managing Director works in a leading position, whether this position entails more or less responsibility and/or authority than that determined for him.

8.6 Termination for good cause by the Company which is deemed invalid by a court shall be deemed a termination with notice (ordentliche Kundigung).

8.7 In the event this agreement is terminated by the Company, except where terminated by the Company for important cause, the Managing Director shall be entitled to a compensation payment equal to the aggregate amount of his last monthly fix salary granted herein multiplied by 15 plus a pro-rate target bonus payment according to Appendix A. The compensation payment shall be paid as a lump sum on the date of expiration of the prohibition of competition period. The amount of the compensation payment can however, be reduced by the Company by any amount claimed by the Managing Director in addition to the expected aggregate amount to be paid following notice of termination [i.e. the non-compete compensation according to clause 10.4 plus monthly fix salary payment during the (3 months) notice period plus monthly fix salary multiplied by 15].

9.       PROHIBITION TO ENTICE AWAY

         The Managing Director undertakes, for a period of 1 year from the date of termination of this service contract, not to employ, offer to employ, or solicit the employment, of any person who immediately prior to the date of termination was a managing director, executive employee, employee or adviser of a Group company and with whom the Managing Director worked together in the twelve months prior to the date of termination (whether or not such person would commit any breach of their employment agreement by leaving the service of the Company).

10.      PROHIBITION OF COMPETITION

10.1     Contractual prohibition of competition

         During the term of this service contract, the Managing Director shall refrain from competing with the Company or its subsidiaries in any way whatsoever within Europe or the United States. The Managing Director may perform collateral work (Nebentatigkeiten), which might impair the Company's interest, only with the approval of the Company.

10.2     Post-contractual prohibition of competition

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         (a)      The Managing Director undertakes, for a period of
                  ..............[one year] following expiration of his service relationship, not to become active for another business enterprise, individual or in respect of a merger of business enterprises competing with the Company in the area of activities of the Company. The "area of activities" of the Company and its Group companies is [the manufacture and sale of car parts for vehicle interiors and supply...............]

                  No dependent or independent competitive activities shall be permitted. The Managing Director may not become active for the business enterprises to which the prohibition of competition applies, be it directly or indirectly, as a free-lance, or under a service or employment relationship. The Managing Director may further not establish or acquire, or have a capital interest in, a business enterprise competing with the Company.

         (b)      The area of applicability of the restrictions set out under
                  (a) above is as follows:

                  (i)      The prohibition of competition applies to the entire
                           Group [ Definition of the Group....................],
                           provided that it applies only to competition with such Group companies in respect of which the Managing Director has, or has had, the actual opportunity to inspect data relevant in terms of competition, or actual access to information and knowledge relevant in terms of competition or, as the case my be, competitors of Group companies, for which the Managing Director, subject to the aforementioned opportunities to inspect and use, has obviously acted exclusively in an area not relevant in terms of competition. Any doubts in that respect shall be dispelled by the Managing Director.

                  (ii) Independently and notwithstanding the above, the prohibition of competition applies in any event to the following competing enterprises: Pelzer, Borgers, Reiter, Lear, Magna, Textron, Sommer Allibert, JCI, Dr. Schneider, Rutgers, (CWW Gherko) provided that it shall only apply to the extent that such enterprises or groups of enterprises, during his service or thereafter, are resident in those countries in which the Managing Director is, or has been, active for the Company or a Group company, or are competing in such countries in another manner.

                  (iii) Independently and notwithstanding the above, the prohibition of competition currently applies in any event to the following competing enterprises: Pelzer, Reiter, Rutgers (CWW Gherko), Borgers, Sommer Allibert.

10.3 If doubts shall arise as to the exact scope of the prohibition of competition, or, as the case may be, in order to substantiate the restrictions set out above, the parties agree as follows:

         (a) The parties acknowledge that the Managing Director will obtain knowledge of sensitive information of the Company and Group companies in many areas and has the opportunity to have access to sensible information for furthering his own purposes. The parties acknowledge further that the Company will normally have no insight into the actual structure and control of the Managing Director's access to information and his actual selection of the same, and that, in particular, transparency

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                  as to what information relevant in terms of competition the
                  Managing Director will actually obtain, cannot be established by the Company alone, in particular due to practical relating to data protection in the scope of his employment. The parties acknowledge further that one consequence of the situation described above is the fact that an exact definition of the scope of limitation of the prohibition of competition is made more difficult, whilst, on the other, any Group company which may be jeopardised by reason of the Managing Director's actual insights and access to information, or his activities in general, has to be protected by a prohibition of competition within the scope legally admissible.

(b) Given the above, and with the aim to be in a position to ascertain and keep transparent the actual scope of the prohibition of competition at any time, the parties expressly agree to establish mutual transparency in respect of facts on which the actual scope of the prohibition of competition may be used. By such arrangement, the parties are seeking to safeguard the justified interests of the Company, which will often not have an insight into the actual possibilities of obtaining, and further use of, the knowledge obtained from the Company.


10.4     Compensation

         The Company shall pay to the Managing Director for the term of the prohibition of competition a monthly compensation in the amount of 50 per cent of the contractual remuneration (vertragliche Vergutungsbestandteilie) per month. For the avoidance of doubt it is expressly state that the aggregate compensation to which the Managing Director shall be entitled pursuant to the foregoing sentence shall in no event fall short of 50% of the average annual contractual remuneration which the Managing Director received under this Agreement during the three year period to the expiration of his services with the Company. Unemployment benefits which the Managing Director receives during the duration of the non-compete shall be set off against the compensation claim, if the relevant authority (Burdesanstalt fur Arbeit) seeks recovery from the Company.

10.5     Contractual penalty

         (a) For each case of breach of the prohibition of competition, the Managing Director undertakes to pay the Company a penalty in the amount of 1/1 of his average annual earnings, as determined in accordance with clause 10.4, received by him during the last three full financial years prior to his leaving the Company. In the case of a continuing breach, the penalty shall be re-forfeited at the start of each month. Any additional claims of the Company in relation to say breach of the prohibition of competition shall remain unaffected. The Managing Director's entitlement to compensation and to pension payments shall cease for the duration of the breach.

         (b) The assertion of higher claims for damages by the Company shall not be excluded by the promise to pay a penalty.

         (c) The Managing Director undertakes, during the notice period and for the term of the prohibition of competition, to notify the Company without undue delay and without being asked, and furnish the evidence, if requested to do so by the Company, of:

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                  (i)      any future new employer, the area of activity of such
                           employer, any intended free-lance activities or the planned future area and place of work;

                  (ii) any change of his domicile, his future employer or other contracting party, his professional activities and place of work;

                  (iii)    any changes of his earnings;

                  (iv)     any employment relationship with a Group company.

                  Should the Managing Director fail to comply, or not comply in full, with his duty to furnish information, the Company shall have a right of retention in respect of the compensation until the information is furnished.

10.6     Termination of service relationship

         (a) If this service contract is terminated by either party for important cause (aus wichtigem Grund), the terminating party may release itself from the agreement restricting competition by renouncing on the prohibition of competition in writing prior to the expiry of one month from receipt of the notice of termination.

         (b) The Company may before the end of the this service contract waive observance of the post-contractual prohibition of competition by written declaration with the effect that the Company shall on expiry of twelve months from the declaration coming into force be freed from the obligation to pay compensation. In the event of a dismissal from important cause (aus wichtigem Grund), the terminating party shall be entitled to set aside the prohibition of competition within one month of receipt of the notice of summary dismissal.

10.7     Supplementary provisions

         (a) Should any of the provisions of the prohibition of competition be ineffective in whole or in part, this shall not affect the validity of the remaining provisions of the prohibition of competition or, in particular, the scope of the prohibition of competition (inhaltlicher und raumlicher Umfang) as laid down in clause 10.2 above and the amount of compensation in clause
                  10.5. Any such ineffective provision or, as the case may be, ineffective scope of limitations, shall be replaced by such effective scope or provision. This applies in particular, where the ineffective scope or provision. This applies in particular, where the ineffectiveness of a limitation relates to the scope of the limitation. In that respect, reference is made in addition to Sections 74 et seq. Of the German Commercial Code.

         (b) The Managing Director acknowledges receipt of the deed referred to in this service contract, signed by the Company.

         (c) There are no collateral agreements. Any amendments and supplements to this service contract must be in writing to be effective.

11.      VACATION

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11.1     The Managing Director shall be entitled to an annual vacation of [30]
         working days. Any decision as to the time at which such vacation is taken shall take due consideration of the business interests of the Company [shall be taken in consultation with the other managing directors].

11.2 If the vacation cannot be taken by the Managing Director for business or for personal reasons during the financial year, the remaining entitlement may be taken by the Managing Director up to 30 June of the following financial year. If vacation cannot, in whole or in part, be taken for business reason up to that date, the Managing Director shall be compensated for the outstanding time.

11.3 Should the vacation not have been taken or fully taken, due to the termination of the Managing Director's service relationship, the Managing Director shall be compensated for the outstanding time.

11.4 If the Managing Director is entitled to annual vacation from another Group company, such vacation shall be set off (angerechnet) against any vacation claimed against the company.

12.      INVENTIONS

12.1 The Managing Director is obliged to inform the Company immediately in writing of any inventions in accordance with the Employee Invention Act (Gesetz uber Arbeitnehmererfindungen). The Company may declare, within a period of four months following notification by the Managing Director, whether and in what way it will adopt the invention. In the event of the adoption of the invention by the Company, the Managing Director shall be entitled to remuneration in accordance with the provisions under the above Act and the guidelines issued in relation thereto.

12.2 The Company shall become the owner of all patenable work results not covered by Clause 12.1 above. The Managing Director shall inform the Company of any such patentable work results without undue delay. The Company shall be free to decide whether or not to file applications for design patens.

12.3 The Managing Director shall transfer to the Company free of charge any rights of exploitation and use of copyrights accruing from work results.

13.      RETURNING OF DOCUMENTS

13.1 Upon termination of this service contract, all loans or advance payments granted to the Managing Director by a Group company shall be due for repayment.

13.2 The Managing Director is required at any time, on the Company's request and upon termination of this service contract at the latest, to return to the Company all objects, goods and all documents given to him by the Company which arose in connection with his services to the Company or were placed at his disposal or were left with him by the Company. These documents include, among others, business papers, hardware and software including CD's and floppy disks, all saved data concerning any of the Group companies, including drafts, letters, minutes of meetings, hand-written notes, photos, literature, etc., as well as photocopies and copies of such documents.

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13.3     Any right of retention shall be excluded.

14.      MISCELLANEOUS

14.1 Unless agreed otherwise, herein, this Service Contract is subject to German law. The place of jurisdiction is Wiesbaden. Any disputes arising out this Agreement shall not be submitted to the Labour Courts but to the Civil Courts.

14.2 Any amendments or supplements to this service contract must be in writing to be effective. This shall also apply to a waiver of this written form requirement.

14.3 This service contract comprises the entire arrangements concerning the Managing Director's services as managing director of the Company and supersedes any prior agreements, letters of intent, understandings, representations, warranties and other undertakings, whether written or oral, by the Company, their officers, employees, agents, or other representatives.

14.4 The assignment and pledging of claims under this service contract requires the express prior written approval by the Company.

14.5 The Managing Director shall inform the Company without undue delay of any changes of his private address.

14.6 If any provision of this service contract is or becomes invalid in whole or in part, or if the parties have omitted a provision of this service contract by mistake, or if there is a gap (Regelungslucke) in this service contract, then the validity of the remaining provisions shall not be affected thereby. In lieu of such invalid provision, a valid provision that most closely meets the spirit and purpose of the invalid provision will be deemed to be part of this Service Contractor. Where a provision has been omitted by mistake, then the provision the parties intended by omitted by mistake will be deemed to be part of this service contract. This also applies to any other gaps in this service contract and in the event that the invalidity of a provision is the result of a measure of performance or time laid down in this service contract, in which case such measure or time will be replaced by a legally permissible measure or time which comes as close as possible to the one originally agreed.


/s/ Brian J . Batey
--------------------------------------------
Managing Director


/s/ Thomas E. Evans
--------------------------------------------
For the Company (Authorised Representative of the shareholders)

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                                   APPENDIX A

                                      BONUS


During the term of Managing Director's services for COLLINS & AIKMAN PRODUCTS GmbH in Wiesbaden Managing Director shall be eligible to participate in the Collins & Aikman Products Co. annual Executive Incentive Compensation Plan (the "EIC Plan") in accordance with the applicable provisions of the EIC Plan. The Target bonus for Managing Director under the EIC Plan shall be fifty percent (50%) of Managing Director's base salary. Managing Director shall be entitled to receive a full bonus under the EIC Plan for the 2000 fiscal year notwithstanding Managing Director's commencement of services on or before August 1, 2000 and Managing Director's bonus for the 2000 fiscal year shall in no event be less than (pound)100,000.

Consideration will be given regarding the payment of a sign-on bonus during a three year period in the event the Managing Director does not collect severance payments or amounts under the change of control agreement currently in place with Cooper Standard.

For the avoidance of doubt the Company itself is not the contractual partner of the Managing Director with regard to the Bonus and is not the guarantor for any Bonus.

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                                   APPENDIX B


                                  STOCK OPTIONS


The Managing Director shall be eligible to participate in the Collins & Aikman Employee Stock Option Plans (collectively, the "Option Plan") and shall be granted the option to purchase up to 100,000 shares of the Common Stock of Collins & Aikman Corporation, in accordance with the applicable terms and conditions of the Option Plan and an Option Agreement between Collins & Aikman Corporation and Managing Director to be entered into, dated and effective as of the date Managing Director's employment under this Agreement commences. The option price for all such shares shall be the closing price of Collins & Aikman Corporation shares on the New York Stock Exchange on the date where approval is obtained on the Collins & Aikman Corporation Committee. Subject to the terms and conditions the Option Plan and the Option Agreement, the option of Managing Director to purchase up to the 100,000 shares shall vest as follows:


--------------------------------------------------------------------------------
                                     Total Number of
       Vesting Date                   Shares Vested            Percentage Vested
--------------------------------------------------------------------------------
One year from date of grant               33,334                     33 1/3%
--------------------------------------------------------------------------------
Two years from date of grant              66,667                     66 2/3%
--------------------------------------------------------------------------------
Three years from date of grant           100,000                        100%
--------------------------------------------------------------------------------

The vesting of outstanding stock options granted to Managing Director under the Option Plan upon termination prior to the expiration of the term of Mr. Batey's Service Agreement and other terms in connection with stock options are stipulated in the Option Plan and its additional documents which are governed by the laws of Delaware.

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